Exhibit 99.1



                            Explanation of Responses


(1) The shares of Common Stock to which this note relates are held directly by Oracle Offshore Limited ("Oracle Offshore") and SAM Oracle Investments Inc. ("SAM Oracle"). Oracle Investment Management, Inc. (the "Investment Manager") serves as investment manager to and has investment discretion over the securities held by SAM Oracle and Oracle Offshore. Mr. Larry N. Feinberg ("Mr. Feinberg") serves as the sole shareholder and president of Oracle Investment Management, as the senior managing member of Oracle Associates, LLC, which is the general partner of Oracle Partners, L.P. and Oracle Institutional Partners, and as the trustee of The Feinberg Family Foundation. In accordance with Instruction 5(b)(v), the entire number of shares of Common Stock held by Oracle Offshore and SAM Oracle is reported herein. The Investment Manager disclaims any beneficial ownership of the securities held by Oracle Offshore and SAM Oracle for purposes of Section 16 of the Securities Exchange Act of 1934, except to the extent of the Investment Manager's pecuniary interest. Any further transactions in securities of the issuer required to be reported by the Investment Manager will be reported in joint filings with Mr. Feinberg on Form 4.

(2) The shares of Common Stock Purchase Warrants (the "Warrants") are exercisable in whole or in part, at any time or from time to time, at the option of the holder until November 10, 2013, at an exercise price of $3.50 per share, subject to adjustment.

(3) The Warrants to which this note relates are held directly by Oracle Offshore and SAM Oracle.

(4) Each share of Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock") is convertible in whole or in part, at any time or from time to time, at the option of the holder into 3,333.33 shares of Common Stock, at an exercise price of $3.00, subject to adjustment.

(5) The shares of Preferred Stock to which this note relates are held directly by Oracle Offshore and SAM Oracle.